Exhibit 99.1

News Release

ATN Reports Fourth Quarter and Full Year 2021 Results and Provides Financial Outlook

Fourth Quarter 2021 Results

•	Revenues increased by 52% to $187.6 million from $123.7 million a year ago, primarily due to the successful acquisition of Alaska Communications.
•	Net loss, including a one-time $20.6 million goodwill impairment charge, was $24.2 million versus $20.5 million a year ago.
•	EBITDA[1] increased to $17.2 million from $7.5 million a year ago.
•	Adjusted EBITDA[2] increased to $42.3 million from $30.5 million a year ago.
•	Capital expenditures were $35.2 million.
•	Total cash, cash equivalents and restricted cash was $80.7 million as of December 31, 2021.

Beverly, MA (February 23, 2022) -- ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today reported results for the fourth quarter and year ended December 31, 2021.

“We delivered a strong quarter marked by execution on strategic objectives aligned with our long-term growth plans,” said Michael Prior, Chief Executive Officer of ATN. “Notably, we completed the integration of Alaska Communications, brought digital connectivity to remote areas such as southwestern Alaska and northern Arizona, and made important advances in our domestic fiber-first platform strategy. With the contribution of Alaska Communications, we achieved more than 50% topline growth year over year as well as a more balanced revenue contribution between our domestic and international segments. At the same time, we made key investments in foundational infrastructure across our operating areas for future expansion while bolstering our leadership in both growing and mature markets.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

“Our expansion in Alaska drove momentum in our U.S. operations, led by business and wholesale customers, including national wireless carriers. We see ample opportunity to accelerate our revenue and customer growth by further expanding the reach of our domestic data networks. In addition to increasing our coverage, we are investing in our offerings of higher-speed services through fiber and other high-speed data solutions. This also includes fiber and other infrastructure builds for our carrier services customers as we continue to transition away from our legacy wholesale wireless services to a more durable ‘glass and steel’ fiber-first model.

“Our international operations remained resilient with double-digit year-over-year mobility and carrier services revenue growth. In addition, our broadband subscriber levels continued to show strength with year-over-year growth and low churn. Our strategic decision to increase our investments in marketing and network resources resulted in heightened operating expense levels for this segment in the quarter. By maintaining our leadership in mature markets through strong services and continued speed improvements, we are generating steady cash flows and using these proceeds to invest in higher-growth markets, such as Guyana, where we are rapidly expanding the reach and capabilities of our high-speed fixed and mobile networks,” added Prior.

Fourth Quarter 2021 Financial Results

Fourth quarter 2021 consolidated revenues were $187.6 million, up 52% compared with $123.7 million in the same period a year ago. The Company reported an operating loss of $20.3 million and Adjusted EBITDA2 of $42.3 million compared with an operating loss of $14.7 million and Adjusted EBITDA2 of $30.5 million in the same period a year ago. The increase in revenue and Adjusted EBITDA2 was mostly driven by the addition of Alaska Communications' results. The higher operating loss for the quarter was mainly driven by lower profitability in our legacy US Telecom business in addition to the reduction of high-cost support subsidies in our International Telecom business. Net loss attributable to ATN stockholders for the fourth quarter was $24.2 million, or $1.60 per share, compared with net loss attributable to ATN stockholders of $20.5 million, or $1.29 per share, in the same period a year ago.

Fourth Quarter 2021 Operating Segment Results

The Company recorded financial results during the fourth quarter of 2021 in three categories: (i) International Telecom; (ii) US Telecom; and (iii) All Other. For the purposes of the below presentation, the Company’s Renewable Energy segment has been combined with the Company’s Corporate segment and Other segment as “All Other.”

Operating Results (in Thousands)

For Three Months Ended December 31, 2021 and 2020
	2021	2020	2021	2020	2021	2020	2021	2020
	International	International	US	US			Total	Total
	Telecom	Telecom	Telecom	Telecom	All Other*	All Other*	ATN	ATN
Revenue	$87,518	$83,819	$100,053	$38,700	$-	$1,182	$187,571	$123,701
Operating Income (Loss)	$(7,100)	$14,806	$(3,096)	$1,824	$(10,101)	$(31,330)	$(20,297)	$(14,700)
EBITDA[1]	$7,064	$28,972	$18,975	$7,818	$(8,847)	$(29,268)	$17,192	$7,522
Adjusted EBITDA[2]	$27,931	$28,960	$22,292	$7,793	$(7,893)	$(6,225)	$42,330	$30,528
Capital Expenditures**	$17,500	$10,456	$17,078	$12,629	$642	$1,576	$35,220	$24,661

For The Year Ended December 31, 2021 and 2020
	2021	2020	2021	2020	2021	2020	2021	2020
	International	International	US	US			Total	Total
	Telecom	Telecom	Telecom	Telecom	All Other*	All Other*	ATN	ATN
Revenue	$342,859	$328,633	$259,431	$122,256	$417	$4,555	$602,707	$455,444
Operating Income (Loss)	$33,899	$58,924	$(14,016)	$7,971	$(34,908)	$(57,715)	$(15,025)	$9,180
EBITDA[1]	$89,405	$115,208	$35,715	$31,296	$(29,639)	$(49,013)	$95,481	$97,491
Adjusted EBITDA[2]	$110,207	$115,210	$47,888	$31,272	$(29,048)	$(25,778)	$129,047	$120,704
Capital Expenditures**	$49,985	$38,895	$53,235	$29,883	$2,922	$6,545	$106,142	$75,323

*For this table presentation, the Renewable Energy segment results and Corporate and Other segment results were combined. See table 4 for the separate presentation of the financial performance of these segments.

**Includes capital expenditures reimbursable from customers of $1.0 and $9.7 million for the three and twelve months ended December 31, 2021, respectively, and $13.1 and $15.0 million for the three and twelve months ended December 31, 2020, respectively.

International Telecom

International Telecom revenues3 were $87.5 million for the quarter, up 4% year over year. This increase was mainly due to mobility subscriber growth as well as higher carrier services revenue, partially offset by a decline in managed services revenue and in federal high-cost support subsidies for the U.S. Virgin Islands. Increased travel and tourism in the U.S. Virgin Islands drove the increase in higher carrier service revenues. Operating expenses increased in most markets incrementally compared with the prior year as operations returned to pre-pandemic levels and the Company worked to expand its subscriber base in these markets. The combination of higher operating expenditures and a one-time impairment charge of $20.6 million for our operations in the U.S. Virgin Islands, contributed to a quarterly operating loss of $7.1 million and Adjusted EBITDA2 of $27.9 million, compared with an operating income of $14.8 million and Adjusted EBITDA2 of $29.0 million in the same period a year ago.

US Telecom

US Telecom segment revenues4 were $100.1 million in the quarter, up from $38.7 million in the prior year period. Business and carrier services revenues accounted for approximately 75% of the segment’s service revenues in the fourth quarter of 2021. Operating loss was $3.1 million compared with an operating income of $1.8 million in the same period a year ago. This decrease in operating income was mainly due to lower profitability in our legacy US Telecom business and higher acquisition costs and acquisition-related amortization expenses from Alaska Communications. Adjusted EBITDA2 for the quarter was $22.3 million compared with $7.8 million in the same period a year ago. The increase in segment revenue and Adjusted EBITDA2 was mainly due to the Company’s successful consolidation of Alaska Communications, partially offset by the year-over-year increases in network costs for additional FirstNet sites and expenses for the Company’s private network operations.

By the end of the fourth quarter of 2021, the Company had completed and activated approximately 60% of the total sites related to the network build portion of its long-term FirstNet Agreement. The completion of sites was slightly slower than expected due to delays relating to supply chain and the continuation of the pandemic. The Company expects to complete an additional 30% of the total build by the end of 2022 and that revenues from the build will be largely offset by construction costs incurred in the same period.

3 International Telecom revenues are generated by delivery of a broad range of communications and managed IT services, including data, voice and video services from the Company’s fixed and mobile network operations in Bermuda and the Caribbean, and include direct government payments as part of the FCC high-cost support program in the USVI.

4 US Telecom revenues consist of broadband, carrier services, managed IT services, fixed enterprise, and mobile retail revenues from the Company’s networks and operations in Alaska and in the western United States, including various government programs such as CAF II, E-Rate, Lifeline and rural healthcare support programs.

Balance Sheet and Cash Flow Highlights

As of December 31, 2021, the Company had total cash, cash equivalents and restricted cash of $80.7 million compared with $105.0 million as of December 31, 2020. On July 22, 2021, the Company completed the acquisition of Alaska Communications for approximately $339.5 million. The acquisition was funded through cash on hand, a draw under the Company’s existing revolving credit facility, an equity contribution from the Company’s financial partner, and proceeds from Alaska Communications’ new credit agreement that is non-recourse to the Company. At the end of the quarter, the Company had $61.5 million drawn under its $200.0 million revolving facility, and Alaska Communications had a $210.0 million term loan facility outstanding and $2.0 million drawn under its $35.0 million revolving facility.

Net cash provided by operating activities was $80.5 million for the year ended December 31, 2021, compared with $86.3 million for the year ended December 31, 2020. The year-over-year decline in operating cash flow was mostly due to the increase in operating loss for the full year of 2021 and an increase of $33.0 million in the FirstNet construction customer receivable, which was partially offset by lower working capital balances. For the year ended December 31, 2021, the Company used net cash of $104.8 million for investing and financing activities compared to $143.6 million for the year ended December 31, 2020. The net use of cash was primarily attributable to the $339.5 million purchase price of Alaska Communications, $106.1 million in capital expenditures, $13.3 million of purchases of minority equity interests in the Company’s subsidiaries, $21.4 million in repurchases of Company common stock and dividends to Company stockholders, and $7.5 million in minority partner distributions. These uses of cash were partially offset by net borrowings of $285.0 million and $71.5 million of partner equity contributions to purchase Alaska Communications, $7.5 million in new government grant funding received, $18.6 million in net proceeds received from the completion of the Vibrant Energy equity sale and $35.5 million in net new borrowings under the FirstNet receivables credit facility.

Stock Buybacks and Quarterly Dividends

On December 13, 2021, ATN announced that its Board of Directors had declared a quarterly dividend of $0.17 per share, payable on January 7, 2022, on all common shares outstanding to stockholders of record as of December 31, 2021. For the full year, ATN paid $0.68 per share in dividends. ATN utilized cash from its balance sheet to repurchase $5.7 million in common stock in the fourth quarter of 2021 and $10.5 million in common stock in the full year of 2021.

Business Outlook

“Looking forward, we plan to fully leverage our differentiated approach to connect more people around the world,” Prior continued. “This will include an increased level of investment in our fiber networks and other digital infrastructure across our U.S. and international markets. As a result of these investments, we anticipate additional revenue growth opportunities, higher customer counts and strong market share. We now cover nearly half a million homes with our broadband networks, and we expect that metric, along with the percentage of our customers utilizing fiber and other higher-speed data solutions, to increase as we target what we see as rapidly growing demand. High-speed connectivity has become essential for all communities and businesses. As we focus on meeting this demand, we are providing investors with additional operating metrics on homes passed and customer connections and anticipate updating this information in future quarters.

“Additionally, we are providing the following full-year 2022 guidance and three-year outlook to give investors a better sense of the evolution and potential of our business. These forecasts take into account the current state of our domestic and international markets as well as certain strategic initiatives. From a broad perspective, our goal as an organization is to continue leaning into servicing remote and rural markets to better satisfy the growing demand for enhanced digital infrastructure around the world. We have confidence in our strategy and team to execute on these plans going forward, and in our ability to accelerate our business momentum and deliver enhanced shareholder value,” Mr. Prior noted.

2022 Guidance

The Company has provided the following estimates on its expectations for 2022 financial performance:

•	Significant revenue and Adjusted EBITDA growth, which includes a full year of Alaska Communications business results, compared with the full year of 2021;
•	Adjusted EBITDA for the first quarter of 2022 down slightly from Adjusted EBITDA of $42.3 million in the fourth quarter of 2021;
•	Adjusted EBITDA in the range of $165 - $170 million for the full year; and
•	Capital expenditures for the full year in the range of $150 - $160 million, net of reimbursed amounts, with the largest amounts projected to be used for network expansion and upgrades.

Three Year Outlook

The Company has set the following targets for its business to be achieved in 2024. These goals are largely based on, and in line with, the Company’s continuing investments in its “fiber-first” platform strategy. The three-year targets are as follows:

•	Revenue compound annual growth rate (“CAGR”), excluding construction, of 4-6%, leading to revenue of $770 - $810 million in 2024;
•	Adjusted EBITDA CAGR of 8%-10% over the three-year period;
•	Capital expenditures return to more normalized levels of 10-15% of revenue after the three-year period; and
•	Net Debt Ratio[5] of less than 1.5x by the end of 2024.

Upon completion of this three-year plan, and possibly sooner, the Company believes it will be in a position to use its business momentum and growing operating cash flow to return more value to shareholders through increased dividends or other means. The Company will provide updates to the market on these initiatives from time to time as it progresses going forward.

Conference Call Information

ATN will host a conference call on Thursday, February 24, 2022, at 12:00 p.m. Eastern Time (ET) to discuss its fourth quarter results and business outlook. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376. The Conference ID is 3769601.A replay of the call will be available at ir.atni.com beginning at approximately 2:00 p.m. (ET) on Thursday, February 24, 2022.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a provider of digital infrastructure and communications services in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

5 Net Debt Ratio is defined as total Debt less Cash and Cash Equivalents divided by Adjusted EBITDA – see Table 6

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, the Company’s future financial performance, business goals and objectives, and results of operations, expectations regarding the transition of its US Telecom business, its future revenues, operating income, EBITDA, Adjusted EBITDA, and capital expenditures; the competitive environment in the Company’s key markets, demand for the Company’s services and industry trends; the Company’s expectations regarding consumer and enterprise demand for its US Telecom services, construction progress under the Company’s FirstNet agreement and the effect such progress will have on the Company’s financial results; the Company’s expectations regarding the benefits of the Company’s acquisition of Alaska Communications; the impact of federal support program and government subsidy revenues; the Company’s liquidity; the organization of the Company’s business; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the Company’s ability to successfully transition its US Telecom business away from wholesale wireless to other carrier and consumer-based services; (2) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures, and the retention of and future growth of the Company’s subscriber base and ARPU; (3) the Company’s ability to realize cost synergies and expansion plans for its Alaska Communications business; (4) the Company’s ability to satisfy the needs and demands of the Company’s major carrier customers; (5) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (6) government subsidy program availability and regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs; (7) the Company’s reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to the Company’s network infrastructure; (8) economic, political and other risks and opportunities facing the Company’s operations, including those resulting from the pandemic; (9) the loss of, or an inability to recruit skilled personnel in the Company’s various jurisdictions, including key members of management; (10) the Company’s ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (11) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; (12) increased competition; (13) the adequacy and expansion capabilities of the Company’s network capacity and customer service system to support the Company’s customer growth; and (14) the Company’s continued access to capital and credit markets. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021, those set forth under Item 1A “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 9, 2021 and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA, Adjusted EBITDA and Net Debt Ratio in this release and in the tables included herein.

EBITDA is defined as operating income (loss) before depreciation and amortization expense. The Company has defined Adjusted EBITDA as operating income (loss) before depreciation and amortization expense, transaction-related charges, one-time impairment or special charges and the gain (loss) on disposition of assets. Net Debt Ratio is defined as total debt less cash and cash equivalents divided by Adjusted EBITDA. The Company believes that the inclusion of these non-GAAP financial measures help investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

Contact:

Justin D. Benincasa

Chief Financial Officer

ATN International, Inc.

978-619-1300

Polly Pearson

Investor Relations

ATNI@investorrelations.com

Table 1
ATN International, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in Thousands)

	December 31,	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$79,601	$103,925
Restricted cash	1,096	1,072
Assets held-for-sale	-	34,735
Customer receivable	4,145	1,227
Other current assets	147,775	99,106

Total current assets	232,617	240,065

Property, plant and equipment, net	943,209	536,462
Operating lease right-of-use assets	118,843	63,235
Customer receivable - long term	39,652	9,614
Goodwill and other intangible assets, net	198,164	181,769
Other assets	76,119	52,566

Total assets	$1,608,604	$1,083,711

Liabilities, Redeemable Non-controlling interests and Stockholders’ Equity:
Current portion of long-term debt	$4,665	$3,750
Current portion of customer receivable credit facility	4,620	-
Taxes payable	5,681	7,501
Current portion of lease liabilities	16,201	12,371
Liabilities held-for-sale	-	717
Other current liabilities	189,777	123,589

Total current liabilities	220,944	147,928

Long-term debt, net of current portion	$327,111	$69,073
Customer receivable credit facility, net of current portion	30,148	-
Deferred income taxes	21,460	10,675
Lease liabilities	91,719	51,082
Other long-term liabilities	142,033	50,617

Total liabilities	833,415	329,375

Redeemable Non-controlling interests	72,936	-

Stockholders' Equity
Total ATN International, Inc.’s stockholders’ equity	601,250	645,649
Non-controlling interests	101,003	108,687

Total stockholders' equity	702,253	754,336

Total liabilities, Redeemable Non-controlling interests and stockholders’ equity	$1,608,604	$1,083,711

Table 2
ATN International, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Communications services	$170,722	$110,644	$549,620	$433,509
Construction	7,840	10,519	35,889	10,913
Other	9,009	2,538	17,198	11,022
Total revenue	187,571	123,701	602,707	455,444

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of services and other	80,605	47,567	249,322	185,113
Cost of construction revenue	8,058	10,226	36,055	10,616
Selling, general and administrative	56,578	35,380	188,283	139,011
Transaction-related charges	2,398	1,494	10,221	1,641
Depreciation	34,109	21,799	102,731	86,504
Amortization of intangibles from acquisitions	3,380	423	7,775	1,807
Goodwill impairment	20,586	-	20,586	-
Loss on disposition of assets and assets held-for-sale	2,154	21,512	2,759	21,572
Total operating expenses	207,868	138,401	617,732	446,264

Operating income (loss)	(20,297)	(14,700)	(15,025)	9,180

Other income (expense):
Interest expense, net	(3,841)	(1,262)	(9,482)	(4,926)
Other income (expense)	(103)	181	1,820	(4,161)
Other income (expense), net	(3,944)	(1,081)	(7,662)	(9,087)

Income (loss) before income taxes	(24,241)	(15,781)	(22,687)	93
Income tax expense (benefit)	(343)	1,858	(1,878)	801

Net loss	(23,898)	(17,639)	(20,809)	(708)

Net income attributable to non-controlling interests, net	(313)	(2,876)	(1,299)	(13,414)

Net loss attributable to ATN International, Inc. stockholders	$(24,211)	$(20,515)	$(22,108)	$(14,122)

Net loss per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income	$(1.60)	$(1.29)	$(1.52)	$(0.89)

Diluted Net Income	$(1.60)	$(1.29)	$(1.52)	$(0.89)

Weighted average common shares outstanding:
Basic	15,796	15,898	15,867	15,923
Diluted	15,796	15,898	15,867	15,923

Table 3
ATN International, Inc.
Unaudited Condensed Consolidated Cash Flow Statement
(in Thousands)

	Year Ended December 31,
	2021	2020
Net income (loss)	$(20,809)	$(708)
Depreciation	102,731	86,504
Amortization of intangibles from acquisitions	7,775	1,807
Provision for doubtful accounts	4,850	5,010
Amortization of debt discount and debt issuance costs	1,275	530
Loss on disposition of assets and assets held-for-sale	2,759	21,572
Goodwill impairment	20,586	-
Stock-based compensation	6,581	5,912
Deferred income taxes	(6,612)	(7,317)
Loss on equity investments	86	3,427
Unrealized (gain) loss on foreign currency	(81)	357
Increase in customer receivable	(32,955)	-
Change in prepaid and accrued income taxes	(3,868)	3,017
Change in other operating assets and liabilities	(1,770)	(33,827)

Net cash provided by operating activities	80,548	86,284

Capital expenditures	(96,442)	(60,358)
Reimbursable capital expenditures	(9,700)	(14,965)
Purchase of businesses, net of $11.9 million of acquired cash	(340,152)	-
Purchases of intangible assets, including deposits	-	(20,396)
Purchases of strategic investments	(6,399)	(2,768)
Proceeds from strategic investments	-	11,969
Purchases of short-term investments	-	(116)
Proceeds from sales of short-term investments	-	120
Receipt of government grants	7,517	16,316
Sale of business, net of transferred cash of $0.9 million and $0 million, respectively	18,597	-

Net cash used in investing activities	(426,579)	(70,198)

Dividends paid on common stock	(10,813)	(10,891)
Distributions to non-controlling interests	(7,468)	(10,368)
Term loan - borrowing	210,000	-
Term loan - repayments	(8,758)	(13,751)
Revolving credit facility – borrowings	97,000	-
Revolving credit facility – repayments	(33,500)	-
Proceeds from mezzanine equity	71,533	-
Payment of debt issuance costs	(6,568)	(1,096)
Proceeds from customer receivable credit facility	37,321	-
Repayment of customer receivable credit facility	(1,828)	-
Purchases of common stock - stock-based compensation	(1,713)	(1,733)
Proceeds from stock option exercises	383	-
Purchases of common stock - share repurchase plan	(10,546)	(6,589)
Repurchases of non-controlling interests	(13,312)	(28,939)

Net cash provided by (used in) financing activities	321,731	(73,367)

Effect of foreign currency exchange rates on total cash, cash equivalents and restricted cash	-	(80)

Net change in total cash, cash equivalents and restricted cash	(24,300)	(57,361)

Total cash, cash equivalents and restricted cash, beginning of period	104,997	162,358

Total cash, cash equivalents and restricted cash, end of period	$80,697	$104,997

Table 4
ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

For the three months ended December 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$3,066	$253	$-	$-	$3,319
Consumer	21,881	1,274	-	-	23,155
Total	$24,947	$1,527	$-	$-	$26,474

Fixed
Business	$17,421	$26,875	$-	$-	$44,296
Consumer	40,750	18,891	-	-	59,641
Total	$58,171	$45,766	$-	$-	$103,937

Carrier Services	$2,974	$37,079	$-	$-	$40,053
Other	258	-	-	-	258

Total Communications Services	$86,350	$84,372	$-	$-	$170,722

Construction	$-	$7,840	$-	$-	$7,840

Managed services	$1,168	$7,841	$-	$-	$9,009
Total Other	$1,168	$7,841	$-	$-	$9,009

Total Revenue	$87,518	$100,053	$-	$-	$187,571

Depreciation	$13,746	$19,109	$-	$1,254	$34,109
Amortization of intangibles from acquisitions	$418	$2,962	$-	$-	$3,380
Total operating expenses	$94,617	$103,151	$971	$9,129	$207,868
Operating loss	$(7,100)	$(3,096)	$(971)	$(9,130)	$(20,297)
Stock-based compensation	$44	$125	$-	$1,295	$1,464
Non-controlling interest ( net income or (loss) )	$(1,691)	$1,378	$-	$-	$(313)

Non GAAP measures:
EBITDA (1)	$7,064	$18,975	$(971)	$(7,876)	$17,192
Adjusted EBITDA (2)	$27,931	$22,292	$(58)	$(7,835)	$42,330

Balance Sheet Data (at December 31, 2021):
Cash, cash equivalents and investments	$43,128	$28,486	$659	$7,628	$79,901
Total current assets	108,677	111,741	3,585	8,614	232,617
Fixed assets, net	452,856	480,250	-	10,103	943,209
Total assets	630,515	877,041	17,481	83,567	1,608,604
Total current liabilities	91,090	108,950	356	20,548	220,944
Total debt	64,243	240,802	-	61,499	366,544

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended December 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$1,183	$264	$-	$-	$1,447
Consumer	21,349	2,160	-	-	23,509
Total	$22,532	$2,424	$-	$-	$24,956

Fixed
Business	$16,661	$3,562	$-	$-	$20,223
Consumer	41,294	3,526	-	-	44,820
Total	$57,955	$7,088	$-	$-	$65,043

Carrier Services	$1,728	$18,669	$-	$-	$20,397
Other	248	-	-	-	248

Total Communications Services	$82,463	$28,181	$-	$-	$110,644

Construction	$-	$10,519	$-	$-	$10,519

Renewable Energy	$-	$-	$1,182	$-	$1,182
Managed services	1,356	-	-	-	1,356

Total Other	$1,356	$-	$1,182	$-	$2,538

Total Revenue	$83,819	$38,700	$1,182	$-	$123,701

Depreciation	$13,743	$5,994	$626	$1,436	$21,799
Amortization of intangibles from acquisitions	$423	$-	$-	$-	$423
Total operating expenses	$69,013	$36,876	$23,756	$8,756	$138,401
Operating income (loss)	$14,806	$1,824	$(22,574)	$(8,756)	$(14,700)
Stock-based compensation	$29	$15	$66	$1,194	$1,304
Non-controlling interest ( net income or (loss) )	$(8)	$(1,171)	$24	$(1,721)	$(2,876)

Non GAAP measures:
EBITDA (1)	$28,972	$7,818	$(21,948)	$(7,320)	$7,522
Adjusted EBITDA (2)	$28,960	$7,793	$235	$(6,460)	$30,528

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the year ended December 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$6,983	$1,402	$-	$-	$8,385
Consumer	86,384	7,532	-	-	93,916
Total	$93,367	$8,934	$-	$-	$102,301

Fixed
Business	$67,458	$53,283	$-	$-	$120,741
Consumer	166,005	41,897	-	-	207,902
Total	$233,463	$95,180	$-	$-	$328,643

Carrier Services	$9,937	$107,793	$-	$-	$117,730
Other	946	-	-	-	946

Total Communications Services	$337,713	$211,907	$-	$-	$549,620

Construction	$-	$35,889	$-	$-	$35,889

Renewable Energy	$-	$-	$417	$-	$417
Managed services	5,146	11,635	-	-	16,781

Total Other	$5,146	$11,635	$417	$-	$17,198

Total Revenue	$342,859	$259,431	$417	$-	$602,707

Depreciation	$53,858	$43,604	$188	$5,081	$102,731
Amortization of intangibles from acquisitions	$1,648	$6,127	$-	$-	$7,775
Total operating expenses	$308,961	$273,447	$2,876	$32,448	$617,732
Operating income (loss)	$33,899	$(14,016)	$(2,459)	$(32,449)	$(15,025)
Stock-based compensation	$128	$271	$22	$6,160	$6,581
Non-controlling interest ( net income or (loss) )	$(7,548)	$5,452	$797	$-	$(1,299)

Non GAAP measures:
EBITDA (1)	$89,405	$35,715	$(2,271)	$(27,368)	$95,481
Adjusted EBITDA (2)	$110,207	$47,888	$(168)	$(28,880)	$129,047

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

For the year ended December 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$4,319	$404			$4,723
Consumer	78,817	9,222	-	-	88,039
Total	$83,136	$9,626	$-	$-	$92,762

Fixed
Business	$67,776	$10,237	$-	$-	$78,013
Consumer	162,599	12,032			174,631
Total	$230,375	$22,269	$-	$-	$252,644

Carrier Services	$7,120	$79,448	$-	$-	$86,568
Other	1,535	-	-	-	1,535

Total Communications Services	$322,166	$111,343	$-	$-	$433,509

Construction	$-	$10,913	$-	$-	$10,913

Renewable Energy	$-	$-	$4,555	$-	$4,555
Managed services	6,467	-	-	-	6,467

Total Other	$6,467	$-	$4,555	$-	$11,022

Total Revenue	$328,633	$122,256	$4,555	$-	$455,444

Depreciation	$54,477	$23,325	$2,216	$6,486	$86,504
Amortization of intangibles from acquisitions	$1,807	$-	$-	$-	$1,807
Total operating expenses	$269,709	$114,285	$28,304	$33,966	$446,264
Operating income (loss)	$58,924	$7,971	$(23,749)	$(33,966)	$9,180
Stock-based compensation	$49	$15	$262	$5,585	$5,911
Non-controlling interest ( net income or (loss) )	$(9,499)	$(4,051)	$136	$-	$(13,414)

Non GAAP measures:
EBITDA (1)	$115,208	$31,296	$(21,533)	$(27,480)	$97,491
Adjusted EBITDA (2)	$115,210	$31,272	$779	$(26,557)	$120,704

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

at December 31, 2020

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Balance Sheet Data (at December 31, 2020):
Cash, cash equivalents and investments	$45,848	$26,921	$4,311	$26,845	$103,925
Total current assets	107,315	65,806	39,057	27,887	240,065
Fixed assets, net	449,888	73,717	-	12,857	536,462
Total assets	642,834	265,797	39,045	136,035	1,083,711
Total current liabilities	80,875	43,200	1,038	22,815	147,928
Total debt	72,823	-	-	-	72,823

(1) See Table 5 for reconciliation of Operating Income to EBITDA

(2) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Operational Information

As of
December 31,
2021
Consolidated Operational Data:

Fiber Route Miles	7,900
Fiber Connected Towers *	394
Owned Towers **	398

Broadband Homes Passed - total	493,000
Broadband Homes Passed - by HSD ***	179,900
% Broadband Homes Passed by HSD ***	36%

Broadband Customers	203,700
HSD *** Capable Customers	98,100
% HSD*** Capable Customers	48%

* All cell sites, including rooftops, that the company serves with its own fiber

** All geographically distinct cell sites, including towers and other structures

*** HSD is defined as download speeds > 100 Mbs

	Quarter ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2020	2021	2021	2021	2021
International Telecom Operational Data:

Mobile - Subscribers #
Pre-Paid	257,200	261,900	273,400	276,400	285,800
Post-Paid	44,700	45,700	46,600	49,300	49,800
Total	301,900	307,600	320,000	325,700	335,600

Mobile - Churn	2.17%	2.26%	2.19%	2.68%	2.73%

Fixed - Subscribers#
Broadband	140,100	142,900	143,000	143,900	146,300
Video	35,800	35,300	33,600	33,100	32,600
Voice	164,300	165,500	165,800	166,200	167,400

# Counts were adjusted for all periods presented based upon a change in methodology and process

Table 5
ATN International, Inc.
Reconciliation of Non-GAAP Measures
(In Thousands)

For the three months ended December 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating loss	$(7,100)	$(3,096)	$(971)	$(9,130)	$(20,297)
Depreciation expense	13,746	19,109	-	1,254	34,109
Amortization of intangibles from acquisitions	418	2,962	-	-	3,380
EBITDA	$7,064	$18,975	$(971)	$(7,876)	$17,192

Transaction-related charges	-	2,357	-	41	2,398
Goodwill impairment	20,586	-	-	-	20,586
Loss on disposition of assets	281	960	913	-	2,154
ADJUSTED EBITDA	$27,931	$22,292	$(58)	$(7,835)	$42,330

Revenue	87,518	100,053	-	-	187,571
ADJUSTED EBITDA MARGIN	31.9%	22.3%	NA	NA	22.6%

For the three months ended December 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$14,806	$1,824	$(22,574)	$(8,756)	$(14,700)
Depreciation expense	13,743	5,994	626	1,436	21,799
Amortization of intangibles from acquisitions	423	-	-	-	423
EBITDA	$28,972	$7,818	$(21,948)	$(7,320)	$7,522

Transaction-related charges	-	-	634	860	1,494
(Gain) Loss on disposition of assets	(12)	(25)	21,549	-	21,512
ADJUSTED EBITDA	$28,960	$7,793	$235	$(6,460)	$30,528

Revenue	83,819	38,700	1,182	-	123,701
ADJUSTED EBITDA MARGIN	34.6%	20.1%	19.9%	NA	24.7%

ATN International, Inc.
Reconciliation of Non-GAAP Measures
(In Thousands)

For the year ended December 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$33,899	$(14,016)	$(2,459)	$(32,449)	$(15,025)
Depreciation expense	53,858	43,604	188	5,081	102,731
Amortization of intangibles from acquisitions	1,648	6,127	-	-	7,775
EBITDA	$89,405	$35,715	$(2,271)	$(27,368)	$95,481

Transaction-related charges	-	11,390	566	(1,735)	10,221
Goodwill impairment	20,586	-	-	-	20,586
Loss on disposition of assets	216	783	1,537	223	2,759
ADJUSTED EBITDA	$110,207	$47,888	$(168)	$(28,880)	$129,047

Revenue	342,859	259,431	417	-	602,707
ADJUSTED EBITDA MARGIN	32.1%	18.5%	-40.3%	NA	21.4%

For the year ended December 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$58,924	$7,971	$(23,749)	$(33,966)	$9,180
Depreciation expense	54,477	23,325	2,216	6,486	86,504
Amortization of intangibles from acquisitions	1,807	-	-	-	1,807
EBITDA	$115,208	$31,296	$(21,533)	$(27,480)	$97,491

Transaction-related charges	-	-	718	923	1,641
(Gain) Loss on disposition of assets	2	(24)	21,594	-	21,572
ADJUSTED EBITDA	$115,210	$31,272	$779	$(26,557)	$120,704

Revenue	328,633	122,256	4,555	-	455,444
ADJUSTED EBITDA MARGIN	35.1%	25.6%	17.1%	NA	26.5%

Table 6

ATN International, Inc.
Non GAAP Measure - Net Debt Ratio
(in Thousands, Except per Share Data)

	At December 31,
	2021	2020
Current portion of long-term debt	$4,665	$3,750
Long-term debt, net of current portion	327,111	69,073

Total debt	$331,776	$72,823

Less: Cash and cash equivalents	79,601	103,925

Net Debt	$252,175	$(31,102)

Adjusted EBITDA - for the year ended	$129,047	$120,704

Net Debt Ratio	1.95	(0.26)